Exhibit 99.1

ProPhase Labs Announces Financial Results

for the Three Months Ended September 30, 2023

Company sees significant momentum in Pharmaloz, Nebula Genomics and ProPhase BioPharma

Pharmaloz Manufacturing plans on track to increase capacity from $10 million to over $75 million in 2024

Indications of demand for entire planned capacity expansion

Nebula Genomics opens new, state of the art Whole Genome Sequencing lab in Garden City, NY.

Strong indications for demand lead to significant planned capacity expansion.

Company to hold a conference call Thursday, November 9, 2023, at 11:00 AM ET

Garden City, NY – November 9, 2023 (GLOBE NEWSWIRE) – ProPhase Labs, Inc. (NASDAQ: PRPH)

(“ProPhase” or the “Company”), a next-generation biotech, genomics, therapeutics and diagnostics company, today reported its financial and operational results for the three and nine months ended September 30, 2023.

The Company has successfully transitioned to several development stage, growth-oriented subsidiaries with significant upside growth potential in both the short term and long term while absorbing minimal Adjusted EBITDA losses and maintaining a healthy net working capital balance of $33.4 million as of September 30, 2023.

Dependent on market conditions and other factors, the Company believes that it may have the opportunity in the first half of 2024 for liquidity events in one or more of its subsidiaries at implied valuations that individually may be as great or greater than the entire current market cap of the Company. It also anticipates but cannot assure that by the second half of 2024, it will once again generate significant net profits in industries that have long term growth prospects and believes that all currently anticipated development activities can be funded with working capital and other available credit facilities if needed.

Participants can register for the conference call by navigating to:

https://dpregister.com/sreg/10184034/faeb9e53fc

Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international)

Corporate highlights for the three months ended September 30, 2023, include the following:

1)	Pharmaloz Manufacturing

●	Announced price increases to all customers at the end of Q3 2023, to be instituted over the next 1-2 months.

●	Confirmed delivery this month of new automation equipment designed to boost current capacity from approximately $10 million to over $15 million by year-end 2023.

●	Second lozenge line and additional automation equipment confirmed for installation during Q2 2024, increasing capacity to over $30 million.

●	Signed new contracts with multiple customers representing more than $30 million in annualized revenues with higher profit margins.

●	Completed final stages for approval with new, large global customer for second half of 2024.

●

Continued to evolve its Pharmaloz master plan, outlining the modernization of the manufacturing facility and expansion from one to four lines of operation by year-end 2024 with capability for additional expansion thereafter.

●	At full capacity, based on current plans and demand, annualized run rate of revenues at Pharmaloz could exceed $70-$80 million with 20-25% pre-tax net profit margins by January 2025.

●	Passed the 3-year FDA audit with no citations.

●	Started production of the Equivir capsules on the state-of-the-art Bosc pill encapsulation machine for planned commercialization.

●	Completed the transition of supplement manufacturing to in house encapsulation which will improve profitability for the TK Supplements product lines.

2)	Nebula Genomics

●	Received significant new indications of demand because of its position which we believe is the lowest cost provider of Whole Genome Sequencing (WGS) in the country.

●	Began sequencing samples in house on all five installed sequencing platforms.

●	Currently negotiating multiple long-term contracts, each of which, if concluded, would significantly boost revenue growth at favorable gross margins.

●	Confirmed the delivery of a second high volume WGS machine which will also incorporate increased automation leading to higher throughput at lower costs.

●	The second high-capacity machine brings our total low pass (1X WGS) throughput potential to over 2 million specimens per year equating to $150-$200+ million in potential revenue capacity.

●	Strengthened current agreement with key vendor leading to lower cost of equipment procurement and deeply discounted cost for consumables.

●	In the final stages of adding genetic counseling services to complement our proprietary library subscription and offerings as a low-cost provider of WGS.

3)	BE-SMART Esophageal Cancer Test

●	Development on track with goal to receive Current Procedural Terminology (“CPT”) codes in early 2024 for insurance reimbursement.

●	Expanded statistical analysis work with an industry leading statistical analysis company, with a goal of confirming first in class sensitivity and specificity results.

●	Commenced commercialization discussions with several international companies to commercialize BE-SMART testing in other countries.

●	Completed testing on samples acquired with the CDx brush technology. This confirmed that the brush method could be used as an alternative to pinch biopsies. The next step is to test the non-endoscopic brush technique to confirm similar results. This could lead to testing in a doctor’s office without the need for and costs of an endoscopy or anesthesia.

4)	Equivir

●	Enrolled over 300 patients in the multi-center trial being conducted in India.

●	On track to receive first results in December 2023, which will supply key efficacy data for product claims and initial commercialization of Equivir.

●	Continued commercialization discussions to broaden Equivir’s potential global launch in the first half of 2024.

Ted Karkus, ProPhase Lab’s Chief Executive Officer, commented, “Q3 represented another positive step in the Company’s transformation from a business focused on Covid testing to a diversified healthcare technology company with multiple subsidiaries. We believe but cannot assure that several of our wholly owned subsidiaries have the potential to each attain a valuation which would exceed the entire current market cap of the Company.

This next chapter for our Company is the most exciting one yet. At ProPhase, we have a demonstrated history of early identification of emerging trends and opportunities. What sets us apart is our history of efficiently executing on these opportunities and creating real value for our shareholders.

Pharmaloz Manufacturing is on track to complete its first expansion phase by December, with the goal to significantly increase profitability by Q1 2024. The lozenge industry dynamics are remarkably strong, with strong global demand and a lack of adequate capacity. Pharmaloz is expanding, showcasing a strong market position and potential for revenue growth.

Nebula Genomics is at the forefront of the genomics industry, with WGS capacities and pricing that we believe are unparalleled in the United States. The key members of our team just returned from the world’s largest genomic conference and the response could not be more positive. The demand for our lowest cost Whole Genome Sequencing is significant. Nebula’s market position and our role as a technology innovator has also enabled us to attract highly qualified genomics professionals to our platform.

Genetic research is, in my view, the future of personalized precision medicine and Whole Genome Sequencing is at the heart of this research. Dr. George Church, a co-founder of our Nebula Genomics subsidiary and advisor to our company, had this vision more than 20 years ago. And now, demand for sequencing is accelerating, and to meet that demand the Company is actively planning the next phase of expansion.

ProPhase Biopharma had another great quarter as the Company completed testing of its BE-Smart Esophageal Cancer Test using a new CDx brush technology and confirmed that the results exceeded expectations for picking up all protein markers. This may lead to a next generation cancer test without the need for an endoscopy or anesthesia. In parallel, the Company will be launching the testing of another 200 samples which should give BE-SMART enough data to be statistically significant and move forward with acquiring the CPT codes necessary for insurance reimbursement. The launch of BE-SMART, by itself, could be transformational for ProPhase Labs and its shareholders.

This past quarter saw the full enrollment of the Equivir trial in India. The enrollment has been so successful that the Company is considering widening the trial to give more people access to the drug. We anxiously await the interim results in December and then plan to launch in the new year. Our infrastructure and relationships with over 40,000 Food, Drug and Mass (FDM) retail stores in the U.S. will be key as we develop and commercialize Equivir both online and in stores as a dietary supplement.

Overall, the focus remains clear: continue to build value in each of our five subsidiaries and maximize that value for all of our shareholders on a per share basis. We are poised to generate significant returns in the next 12 to 24 months”, concluded Mr. Karkus.

Financial Results

Three Months Ended September 30, 2023 as compared to the Three Months Ended September 30, 2022.

Net revenue for the three months ended September 30, 2023 was $8.4 million as compared to $24.2 million for the three months ended September 30, 2022. The decrease in net revenue was the result of a $18.0 million decrease in net revenue from diagnostic services, partially offset by a $2.2 million increase in consumer products. The decrease in net revenue for diagnostic services was due to decreased COVID-19 testing volumes compared to the 2022 period as a result of the Omicron variant, which emerged in early 2022. Overall diagnostic testing volume decreased from 113,000 tests in the three months ended September 30, 2022 to 13,000 tests in the three months ended September 30, 2023, of which none were reimbursed by the Health Resources and Services Administration (“HRSA”) uninsured program for the three months ended September 30, 2023 and 2022.

Cost of revenues for the three months ended September 30, 2023 was $6.0 million, comprised of $1.8 million for diagnostic services and $4.2 million for consumer products. Cost of revenues for the three months ended September 30, 2022 were $12.2 million, comprised of $8.5 million for diagnostic services and $3.8 million for consumer products. The decrease in cost of revenues for diagnostic services between the two comparable periods was due to the reduction in COVID-19 testing volumes.

We realized a gross profit of $2.3 million for the three months ended September 30, 2023 as compared to $12.0 million for the three months ended September 30, 2022. The decrease of $9.6 million was comprised of a decrease of $11.4 million in diagnostic services, partially offset by an increase of $1.7 million in consumer products. For the three months ended September 30, 2023 and 2022 we realized an overall gross margin of 27.8% and 49.5%, respectively. Gross margin for diagnostic services was 27.8% and 58.9% in the three months ended September 30, 2023 and 2022, respectively. Gross margin for consumer products was 27.8% and (3.2)% in the three months ended September 30, 2023 and 2022, respectively. Gross margin for consumer products have historically been influenced by fluctuations in quarter-to-quarter production volume, fixed production costs and related overhead absorption, raw ingredient costs, inventory mark to market write-downs and timing of shipments to customers.

Diagnostic services costs for the three months ended September 30, 2023 were $0.1 million compared to $2.4 million for the three months ended September 30, 2022. The decrease of $2.3 million was due to decreased COVID-19 testing volumes during the three months ended September 30, 2023 compared to the three months ended September 30, 2022 as a result of the Omicron variant, which emerged in early 2022.

General and administration expenses for the three months ended September 30, 2023 were $8.2 million as compared to $7.5 million for the three months ended September 30, 2022. The increase of $0.7 million in general and administration expenses was principally related to an increase in personnel expenses, marketing and professional fees associated with the Company’s strategic initiatives.

Research and development costs for the three months ended September 30, 2023 were $0.4 million as compared to $0.1 million for the three months ended September 30, 2022. The increase in research and development costs for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022 was principally due to increased activities at ProPhase BioPharma. These activities include product research and field testing.

As a result of the effects described above, net loss for the three months ended September 30, 2023 was $(5.1) million, or $(0.30) per share, as compared to a net income of $1.0 million, or $0.06 per share, for the three months ended September 30, 2022. Diluted (loss) earnings per share for the three months ended September 30, 2023 and 2022 were $(0.30) and $0.06, respectively. Adjusted EBITDA loss for the three months ended September 30, 2023 was $(2.5) million compared to adjusted EBITDA income of $6.3 million for the three months ended September 30, 2023.

Our aggregate cash, cash equivalents and marketable securities available for sale as of September 30, 2023 were $3.3 million as compared to $17.4 million at December 31, 2022. Our working capital was $33.4 million and $44.8 million as of September 30, 2023 and December 31, 2022, respectively. The decrease of $8.4 million in our cash and cash equivalents for the nine months ended September 30, 2023 was principally due to (a) the proceeds from the sale of marketable debt securities of $3.8 million, (b) the proceeds from the maturities of marketable debt securities of $4.2 million, (c) the proceeds for issuance of notes payable of $7.6 million, and (d) the proceeds from warrant exercise of $1.2 million, offset by (i) $11.1 million cash used in operating activities, (ii) the asset purchase of Stella of $2.9 million, (iii) repurchase of common shares for payment of statutory taxes due on cashless exercise of options for $5.4 million, (iv) repurchase of common shares for $0.6 million, (v) purchase marketable debt securities of $3.8 million, and (vi) capital expenditures of $1.8 million.

Conference Call and Webcast Details

Management will host a conference call at 11:00 AM ET, Thursday, November 9, 2023, to provide an update on corporate developments and review financial results. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference call by navigating to:

https://dpregister.com/sreg/10184034/faeb9e53fc

Please note that registered participants will receive their dial-in number upon registration and may dial directly into the call without delay. Those without internet access or unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), or 1-412-317-5413 (international). All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into ProPhase Lab’s call.

The conference call will be broadcast live and available for replay at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=gKnlJBYW and via the investor relations section of the Company’s website at www.ProPhaseLabs.com.

A webcast replay of the call will be available approximately two hours after the end of the call at the above links. A telephonic replay of the call will be available and may be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 8723575.

About ProPhase Labs

ProPhase Labs, Inc. (Nasdaq: PRPH) (“ProPhase”) is a next-generation biotech, genomics, therapeutics and diagnostics company. Our goal is to create a healthier world with bold action and the power of insight. We’re revolutionizing healthcare with industry-leading Whole Genome Sequencing solutions, while developing potential game changer diagnostics and therapeutics in the fight against cancer. This includes a potentially life-saving cancer test focused on early detection of esophageal cancer and potential breakthrough cancer therapeutics with novel mechanisms of action. Our world-class CLIA labs and cutting-edge diagnostic technology provide wellness solutions for healthcare providers and consumers. We develop, manufacture, and commercialize health and wellness solutions to enable people to live their best lives. We are committed to executional excellence, smart diversification, and a synergistic, omni-channel approach. ProPhase Labs’ valuable subsidiaries, their synergies and significant growth underscore our multi-billion-dollar potential.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategy, plans, objectives and initiatives, including our plans to grow our subsidiaries and build a multi-billion dollar company, our expectations regarding the future revenue growth potential of each of our subsidiaries, our belief that all currently anticipated business activities can be funded from working capital and other available credit facilities if needed, our belief that we may have an opportunity in the first half of 2024 for liquidity events in one or more of our subsidiaries at implied valuations that individually may be as great or greater than the entire current market cap of the Company, our expectation on generating significant net profits in the second half of 2024, our plans and timeline to expand manufacturing capacity at Pharmaloz, our expected timeline to receive CPT codes, and the timeline to receive interim results and launch Equivir. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to our ability to obtain and maintain necessary regulatory approvals, general economic conditions, consumer demand for our products and services, challenges relating to entering into and growing new business lines, the competitive environment, and the risk factors listed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other SEC filings. The Company undertakes no obligation to update forward-looking statements except as required by applicable securities laws. Readers are cautioned that forward-looking statements are not guarantees of future performance and are cautioned not to place undue reliance on any forward-looking statements.

For more information, visit www.ProPhaseLabs.com

ProPhase Media Relations and Institutional Investor Contact:

ProPhase Labs, Inc.

267-880-1111

investorrelations@prophaselabs.com

ProPhase Retail Investor Relations Contact:

Renmark Financial Communications

John Boidman

514-939-3989

Jboidman@renmarkfinancial.com

Source: ProPhase Labs, Inc.

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$702	$9,109
Marketable securities, available for sale	2,565	8,328
Accounts receivable, net	38,642	37,054
Inventory, net	5,054	3,976
Prepaid expenses and other current assets	2,831	2,366
Total current assets	49,794	60,833

Property, plant and equipment, net	13,163	7,288
Prepaid expenses, net of current portion	832	121
Operating lease right-of-use asset, net	4,680	4,059
Intangible assets, net	13,015	8,475
Goodwill	5,231	5,709
Deferred tax asset	3,832	—
Other assets	1,163	1,163
TOTAL ASSETS	$91,710	$87,648

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,467	$5,905
Accrued diagnostic services	241	1,009
Accrued advertising and other allowances	113	99
Finance lease liabilities	1,840	—
Operating lease liabilities	947	301
Deferred revenue	2,447	2,499
Income tax payable	3,309	4,190
Other current liabilities	2,042	2,072
Total current liabilities	16,406	16,075

Non-current liabilities:
Deferred revenue, net of current portion	796	1,059
Deferred tax liability, net	—	224
Unsecured convertible promissory notes, net	—	2,400
Unsecured convertible promissory notes, net of discount of $301 and $0	7,299	—
Due to sellers (see Note 3)	2,000	—
Finance lease liabilities, net of current portion	4,436	—
Operating lease liabilities, net of current portion	4,345	4,259
Total non-current liabilities	18,876	7,942
Total liabilities	35,282	24,017

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Preferred stock authorized 1,000,000, $0.0005 par value, no shares issued and outstanding	—	—
Common stock authorized 50,000,000, $0.0005 par value, 18,045,029 and 16,210,776 shares outstanding, respectively	18	16
Additional paid-in capital	118,132	109,138
Retained earnings	3,722	11,753
Treasury stock, at cost, 18,940,967 and 18,126,970 shares, respectively	(64,000)	(58,033)
Accumulated other comprehensive income	(1,444)	757
Total stockholders’ equity	56,428	63,631
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$91,710	$87,648

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ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues, net	$8,365	$24,200	$40,885	$100,824
Cost of revenues	6,038	12,227	21,590	41,453
Gross profit	2,327	11,973	19,295	59,371

Operating expenses:
Diagnostic expenses	132	2,398	1,932	8,869
General and administration	8,245	7,512	26,480	21,643
Research and development	428	110	1,144	174
Total operating expenses	8,805	10,020	29,556	30,686
(Loss) income from operations	(6,478)	1,953	(10,261)	28,685

Interest income, net	1	25	39	123
Interest expense	(275)	(201)	(781)	(635)
Change in fair value of investment securities	—	—	—	(76)
Other income (loss)	(33)	—	(132)	—
(Loss) income from operations before income taxes	(6,785)	1,777	(11,135)	28,097
Income tax benefit (expense)	1,644	(809)	3,104	(7,190)
(Loss) income from operations after income taxes	(5,141)	968	(8,031)	20,907
Net (loss) income	$(5,141)	$968	$(8,031)	$20,907

Other comprehensive (loss) income:
Unrealized gain (loss) on marketable debt securities	(2,032)	(51)	(2,201)	(112)
Total comprehensive (loss) income	$(7,173)	$917	$(10,232)	$20,795

Earnings per share:
Basic	$(0.30)	$0.06	$(0.47)	$1.33
Diluted	$(0.30)	$0.06	$(0.47)	$1.10

Weighted average common shares outstanding:
Basic	17,175	15,898	16,924	15,712
Diluted	17,175	20,248	16,924	19,504

2

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the nine months ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities
Net (loss) income	$(8,031)	$20,907
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Realized (gain) loss on marketable debt securities	(3)	192
Depreciation and amortization	4,435	3,792
Accretion of debt discount	97	4
Amortization on operating lease right-of-use assets	325	254
Loss on sale of assets	—	14
Stock-based compensation expense	2,860	2,979
Change in fair value of investment securities	—	76
Accounts receivable allowances	718	2,528
Inventory valuation reserve	—	(179)
Bad debt expenses, direct write-off	74	—
Changes in operating assets and liabilities:
Accounts receivable	(2,380)	(2,652)
Inventory	(1,078)	(133)
Prepaid expenses and other current assets	(938)	643
Deferred tax asset	(4,350)	(1,339)
Other assets	—	(674)
Accounts payable and accrued expenses	(438)	(5,483)
Accrued diagnostic services	(768)	(1,616)
Accrued advertising and other allowances	14	(25)
Deferred revenue	(315)	946
Deferred tax liability	(307)	—
Lease liabilities	(139)	(223)
Income tax payable	(881)	7,029
Other current liabilities	(30)	700
Net cash (used in) provided by operating activities	(11,135)	27,740

Cash flows from investing activities
Business acquisitions, escrow received	478	—
Business acquisitions, net of cash acquired	(2,904)	—
Purchase of marketable securities	(3,819)	(1,003)
Proceeds from maturities of marketable debt securities	4,168	—
Proceeds from sales of marketable securities	3,817	5,800
Proceeds from dispositions of property and other assets, net	—	452
Capital expenditures	(1,845)	(2,323)
Net cash (used in) provided by investing activities	(105)	2,926

Cash flows from financing activities
Proceeds from issuance of secured note payable	7,600	—
Proceeds from exercise of warrants	1,200	—
Repurchase of common stock for payment of statutory taxes due on cashless exercise of stock option	(5,379)	(4,530)
Repurchases of common shares	(588)	(1,200)
Repayment of note payable	—	(1,444)
Payment of dividends	—	(9,351)
Net cash provided by (used in) financing activities	2,833	(16,525)

(Decrease) increase in cash, cash equivalents and restricted cash	(8,407)	14,141
Cash and cash equivalents, at the beginning of the period	9,109	8,658
Cash and cash equivalents, at the end of the period	$702	$22,799

Supplemental disclosures:
Cash paid for income taxes	$3,000	$1,500
Interest payment on the promissory notes	$740	$631

Supplemental disclosure of non-cash investing and financing activities:
Stock-based compensation included in prepaid expenses	$1,138	$—
Issuance of common shares for debt conversion	$2,400	$600
Net unrealized loss (gain), investments in marketable debt securities	$2,083	$(113)
Assets obtained in exchange for new finance lease obligations	$6,201	$—
Issuance of warrants with unsecured promissory note	$398	$—
Common stock issued in asset acquisition	$1,000	$—

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Non-GAAP Financial Measures and Reconciliation

In an effort to provide investors with additional information regarding our results of operations as determined by generally accepted accounting principles in the United States of America (“GAAP”), we disclose certain non-GAAP financial measures. The primary non-GAAP financial measures we disclose are EBITDA and Adjusted EBITDA.

We define EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding acquisition costs, other non-cash items, and other unusual or non-recurring charges (as described in the table below).

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from the non-GAAP financial measures.

We use EBITDA and Adjusted EBITDA internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s ongoing economic performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results primarily because they exclude amounts that are not considered part of ongoing operating results when planning and forecasting and when assessing the performance of the organization. In addition, we believe that non-GAAP financial information is used by analysts and others in the investment community to analyze our historical results and in providing estimates of future performance and that failure to report these non-GAAP measures could result in confusion among analysts and others and create a misplaced perception that our results have underperformed or exceeded expectations.

The following table sets forth the reconciliations of EBITDA and Adjusted EBITDA excluding other costs to the most comparable GAAP financial measures (in thousands):

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
GAAP net (loss) income (1)	$(5,141)	$968	$(8,031)	$20,907
Interest, net	274	176	742	512
Income tax (benefit) expense	(1,644)	809	(3,104)	7,190
Depreciation and amortization	3,143	2,352	4,435	3,601
EBITDA	(3,368)	4,305	(5,958)	32,210
Share-based compensation expense	744	1,969	3,998	2,979
Non-cash rent expense (2)	99	22	111	32
Bad debt expense	—	—	74	250
Adjusted EBITDA	$(2,525)	$6,296	$(1,775)	$35,471

(1)	We believe that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA measure the Company’s operating performance without regard to certain expenses. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and the Company’s computation of EBITDA and Adjusted EBITDA may vary from others in the industry. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.

(2)	The non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

4